Exhibit 3.1

CERTIFICATE OF DESIGNATION OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF NN, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware:

NN, Inc., a Delaware corporation (the “Corporation”), hereby certifies that, in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (“DGCL”), the Board of Directors of the Corporation has duly adopted the following resolutions:

RESOLVED, that, pursuant to Article IV of the Corporation’s Restated Certificate of Incorporation, as amended (which authorizes 5,000,000 shares of preferred stock, par value $0.01 per share of the Corporation (the “Preferred Stock”)), the Board of Directors of the Corporation hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of Preferred Stock.

RESOLVED, that each share of such series of Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

Section 1. Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a new series of Preferred Stock designated as the “Series B Convertible Preferred Stock”. The number of shares constituting the Series B Convertible Preferred Stock will be 100,000.

Section 2. [Reserved].

Section 3. Dividends.

3.1 Holders of Series B Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, and the Corporation shall pay, out of funds lawfully available therefor, cumulative dividends at the rate per share of Series B Convertible Preferred Stock equal to the Series B Dividend Rate (the “Series B Dividend”). The “Series B Dividend Rate” shall mean 10.625% per annum; provided that if the Corporation does not obtain Stockholder Approval (as defined in the Securities Purchase Agreement) prior to the earlier of (i) June 30, 2020 and (ii) at the Corporation’s 2020 annual meeting of stockholders, the Dividend Rate shall increase to 11.625% per annum until such Stockholder Approval has been obtained. The period from the Issuance Date to and including March 11, 2020 and each period from but excluding a Dividend Payment Date to and including the following Dividend Payment Date is herein referred to as a “Dividend Period.” “Dividend Payment Date” shall mean March 11, June 11, September 11, and December 11 of each year, commencing on March 11, 2020, and any other date on which the Corporation may determine to pay a Series B Dividend.

3.2 Series B Dividends shall be payable in arrears on each Dividend Payment Date and shall accrue, whether or not earned or declared, from the most recent Dividend Payment Date, or, in the case of the first Dividend Payment Date, from the Issuance Date. Series B Dividends shall accrue on each outstanding share of Series B Convertible Preferred Stock on the basis of twelve 30-day months and a 360-day year, at the Series B Dividend Rate, on the basis of the sum of (x)

the Liquidation Preference with respect to such share plus (y) the aggregate amount of all Series B Dividend that have previously accumulated or accrued (whether or not declared) but not been paid prior to the first day of the applicable Dividend Period (or, in the case of the first Dividend Period, on the basis of the Liquidation Preference) with respect to such share.

3.3 If a Series B Dividend is declared by the Board of Directors, then such Series B Dividend shall be paid in cash. The Board of Directors shall not be required to declare any Series B Dividends, and any declaration of a Series B Dividend shall be solely at the discretion of the Board of Directors of the Corporation.

3.4 Holders of Series B Convertible Preferred Stock shall fully participate, on an as-converted basis, in any dividends declared and paid or distributions on Common Stock as if the Series B Convertible Preferred Stock were converted into shares of Common Stock immediately prior to the record date for such dividend or distribution, at the Conversion Rate in effect on such record date, provided that the Conversion Price used to determine the Conversion Rate for the purpose of this Section 3.4 shall be deemed equal to $7.91 (subject to proportional adjustment for any stock split, stock dividend or stock combination of the Common Stock occurring after the date of the Securities Purchase Agreement).

Section 4. Liquidation.

4.1 Prior to conversion pursuant to Section 7, in the event of a liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary (a “Liquidation”), after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of Series B Convertible Preferred Stock shall be entitled to receive, in respect of any shares of Series B Convertible Preferred Stock held by them, out of assets of the Corporation available for distribution to stockholders of the Corporation or their assignees, and subject to the rights of any outstanding shares of Senior Securities and before any amount shall be distributed to the holders of Junior Securities, a liquidating distribution (the “Liquidation Distribution”) in an amount equal to the greater of (i) the Liquidation Preference, plus any Series B Dividend accrued and unpaid at the time of such Liquidation, and (ii) the amount such holder of Series B Convertible Preferred Stock would have been entitled to receive had such holder converted its shares of Series B Convertible Preferred Stock into shares of Common Stock at the then-applicable Conversion Rate immediately prior to such Liquidation, provided that the Conversion Price used to determine the Conversion Rate for the purpose of this Section 4.1 shall be deemed equal to $7.91 (subject to proportional adjustment for any stock split, stock dividend or stock combination of the Common Stock occurring after the date of the Securities Purchase Agreement). If, upon a Liquidation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the then outstanding shares of Series B Convertible Preferred Stock and the holders of any shares of Parity Securities ranking on a parity with the Series B Convertible Preferred Stock with respect to any distribution of assets upon Liquidation are insufficient to pay in full the amount of all such Liquidation Preference plus any accrued and unpaid Series B Dividend payable with respect to the Series B Convertible Preferred Stock and all liquidation preference payable with respect to any such Parity Securities, then the holders of Series B Convertible Preferred Stock and such Parity Securities shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled.

4.2 The Corporation shall provide the holders of Series B Convertible Preferred Stock appearing on the stock books of the Corporation as of the date of such notice at the address of said holder shown therein with written notice of any Liquidation not less than 30 days prior to the payment date stated therein, which notice shall set forth the payment date, the amount of proceeds to be paid with respect to each share of Series B Convertible Preferred Stock and each share of Senior Securities, Parity Securities and Junior Securities in connection therewith; provided that in the case of any involuntary Liquidation, the Corporation shall provide notice within ten (10) Business Days upon the Corporation becoming aware of any instituted proceeding in respect thereof.

4.3 After the payment in cash or proceeds to the holders of shares of the Series B Convertible Preferred Stock of the full amount of the Liquidation Distribution with respect to outstanding shares of Series B Convertible Preferred Stock, the holders of outstanding shares of Series B Convertible Preferred Stock shall have no right or claim, based on their ownership of shares of Series B Convertible Preferred Stock, to the remaining assets of the Corporation, if any. Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property, as determined in the good faith reasonable discretion of the Board of Directors or liquidating trustee, as the case may be, and each holder of shares of the Series B Convertible Preferred Stock shall be notified in writing of such distribution and of the value of such other securities or property at least thirty (30) days prior to the scheduled distribution. If, however, holders of a majority of the outstanding shares of Series B Convertible Preferred Stock shall give the Board of Directors written notice at least twenty (20) days prior to the scheduled distribution that such holders disagree with the value placed upon such property (other than cash) by the Board of Directors, then such holders and the Board of Directors shall attempt to agree upon a fair market value. Should such holders and the Board of Directors be unable to agree during the five-day period immediately following the giving of the written notice of such disagreement as to the fair market value without the employment of appraisers, then the Corporation, on the one hand, and such holders, on the other hand, shall each select an appraiser experienced in the business of evaluating or appraising the market value of the relevant securities or property other than securities. The appraisers so selected (the “Initial Appraisers”) shall, on or prior to the scheduled distribution, appraise such securities or other property. If the difference between the resulting appraisals is no greater than ten percent of the higher appraisal, then the average of the appraisals shall be deemed the fair market value; otherwise, the Initial Appraisers shall select an additional appraiser (the “Additional Appraiser”), who shall be experienced in a manner similar to the Initial Appraisers. The Additional Appraiser shall then choose from the values determined by the Initial Appraisers the value that the Additional Appraiser considers closest to the fair market value of the property to be distributed, and such value shall be the fair market value. The Corporation shall pay the expenses and fees of each Appraiser. The fair market value determined pursuant to this provision shall apply to all holders of Series B Convertible Preferred Stock, including any holders of Series B Convertible Preferred Stock not providing notice of a challenge pursuant to this provision.

4.4 For purposes of this Section 4, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation (by way of merger, consolidation or otherwise) shall not be deemed a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, nor shall the merger, consolidation, statutory exchange or any other business combination transaction of the Corporation into or with any other Person or the merger, consolidation, statutory exchange or any other business combination transaction of any other Person into or with the Corporation be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 5. Dividends on and Redemptions of Junior Securities.

5.1 For so long as any shares of Series B Convertible Preferred Stock remain outstanding, without the prior written consent of the holders of a majority of the outstanding shares of Series B Convertible Preferred Stock, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities (including any spin-off or other dividend or distribution of properties, securities or any other assets); provided that (i) the Corporation may purchase Junior Securities through the use of proceeds of a substantially contemporaneous sale of other shares of Junior Securities, (ii) the Corporation may purchase Junior Securities as a result of an exchange or conversion of such shares of Junior Securities for any other shares of Junior Securities and purchase any fractional shares of Junior Securities in connection therewith, (iii) the Corporation may pay any dividend in connection with the implementation of a stockholders’ rights or similar plan, or the redemption or repurchase of any rights under any such plan, and (iv) the Corporation may acquire Junior Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of present or former employees or directors of the Corporation and its Subsidiaries for the purposes of satisfying applicable taxes or netting of applicable exercise price or otherwise as required by any such plan, agreement or arrangement.

Section 6. Voting Rights.

6.1 Voting Generally. The holders of the Series B Convertible Preferred Stock shall be entitled to notice of all stockholders’ meetings in accordance with the Corporation’s bylaws in the election of directors and as otherwise required by applicable law. Except as set forth herein or to the extent required by the DGCL, the holders of the Series B Convertible Preferred Stock shall not have any voting rights. In any case in which the holders shall be entitled to vote as a separate class pursuant to the Certificate of Incorporation, this Certificate of Designation or Delaware law, each holder shall be entitled to one vote for each share of Series B Convertible Preferred Stock held on the record date for determining the stockholders of the Corporation eligible to vote thereon. If the holders are entitled to vote with the holders of the Corporation’s Common Stock, they shall vote on an as converted basis, assuming conversion pursuant to Section 7(i)(b) with a Conversion Date deemed to be the record date for such vote.

6.2 Adverse Changes. The vote or consent of the holders of at least a majority of the shares of Series B Convertible Preferred Stock outstanding at such time, voting together as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, whether or not such approval is required pursuant to the DGCL:

(i) any amendment, alteration or repeal (whether by merger, consolidation or otherwise) of any provision of the Restated Certificate of Incorporation (including this Certificate of Designation) or bylaws of the Corporation that would have an adverse effect on the rights, preferences, privileges or voting power of the Series B Convertible Preferred Stock;

(ii) (a) any amendment or alteration (whether by merger, consolidation or otherwise) of, or any supplement (whether by a certificate of designation or otherwise) to, the Restated Certificate of Incorporation or any provision thereof, or any other action to authorize or create, or increase the number of authorized or issued shares of, or any securities convertible into shares of, or reclassify any security into, any Parity Securities or Senior Securities or any other class or series of Capital Stock of the Corporation ranking senior to, or on a parity basis with, the Series B Convertible Preferred Stock as to dividend rights or rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or (b) the issuance of any Parity Securities, Senior Securities or any other class or series of Capital Stock of the Corporation ranking senior to, or on a parity basis with, the Series B Convertible Preferred Stock;

(iii) any issuance of shares of additional Series B Convertible Preferred Stock after the Issuance Date;

(iv) the incurrence after the date hereof by the Corporation and its Subsidiaries of Indebtedness other than any Indebtedness that would be permitted to be incurred under Section 7.02 of the Credit Agreement as in effect on December 5, 2019, which amount includes the aggregate amount of term loans outstanding thereunder on December 5, 2019 and revolving credit facility available thereunder on December 5, 2019 (it being understood that determination under this clause (iv) of whether an incurrence of Indebtedness would be prohibited under Section 7.02 of the Credit Agreement as it exists on December 5, 2019 shall be made without regard to any limitations or conditions set forth therein based on collateral or subordination matters or credit support, absence of default under the Credit Agreement or application of “Applicable Requirements” as defined in the Credit Agreement), and other than (a) without duplication of the foregoing, any Indebtedness incurred to refinance or replace Indebtedness outstanding on the Issuance Date (including successive refinancings or replacements) in an aggregate principal amount at maturity not to exceed the sum of (1) the principal amount at maturity of the Indebtedness being refinanced, (2) accrued and unpaid interest on the Indebtedness being refinanced and (3) premiums, fees and expenses payable in connection with the repayment of such Indebtedness, and (b) Indebtedness the net proceeds of which are contemporaneously used to redeem all outstanding shares of Series B Convertible Preferred Stock; and

(v) the sale of assets outside the ordinary course of business of the Corporation after the date hereof (each, a “Non-Ordinary Course Asset Sale”) (it being understood any sale of assets with a fair market value not in excess of $10 million (as determined by the Board of Directors in its good faith discretion) shall be deemed not to be a sale of assets outside the ordinary course of business), unless (a) such assets are sold for fair market value (as determined in the good faith discretion of the Board of Directors), (b) 85% of the consideration received in connection with such asset sale is in the form of cash or cash equivalents and (c) and the Corporation uses the Net Cash Proceeds (as defined in the Credit Agreement) from such asset sale and all other Non-

Ordinary Course Asset Sales to permanently repay Indebtedness and extinguish all commitments for the Indebtedness so repaid and, insofar as any remaining Net Cash Proceeds from any Non-Ordinary Course Asset Sales after repayment and extinguishment of all such Indebtedness exceeds $25 million, such excess is applied to redeem shares of Series B Convertible Preferred Stock and/or pay Series B Dividend; provided, that nothing in this clause (v) shall require the Corporation to violate the Credit Agreement;

provided, however, that the authorization or creation of, or the increase in the number of authorized or issued shares of, or any securities convertible into shares of, or the reclassification of any security (other than the Series B Convertible Preferred Stock) into, or the issuance of, Junior Securities will not require the vote of the holders of the Series B Convertible Preferred Stock as long as the proceeds from any such issuance consist entirely of cash and the net proceeds are used by the Corporation to repay indebtedness of the Corporation and/or its Subsidiaries from any such issuance (after payment of related expenses and underwriting, placement agent or broker fees in connection with such issuance) or to redeem shares of Series B Convertible Preferred Stock and/or pay any Series B Dividend, or such issuance is made in connection with a Qualifying Transaction (as defined in the Securities Purchase Agreement) or pursuant to an equity incentive plan.

6.3 Additional Consent Rights. Until affiliates of Corre Partners Management, L.L.C. and Legion Partners Asset Management (the “Specified Holders”) cease to hold any Series B Convertible Preferred Stock, the Corporation shall not, without the prior consent of each Specified Holder, consummate an agreement that provides for a transaction that constitutes a Change of Control (as defined in the Securities Purchase Agreement), or otherwise effect such a Change of Control, other than (a) a Change of Control not approved by the Board of Directors prior to the consummation thereof or (b) a Qualifying Transaction (as defined in the Securities Purchase Agreement).

Section 7. Conversion; Redemption.

7.1 Conversion.

(i) Subject to the provisions of this Section 7:

(a) if, as of March 31, 2023 or as of the end of any subsequent fiscal quarter of the Corporation, the Consolidated Net Leverage Ratio is equal to or greater than 3.50 to 1.00, which determination will be made by the Corporation as of the date of the filing of the Corporation’s Quarterly Report on Form 10-Q for such quarterly period, or in the case of the fourth quarter, the Annual Report on Form 10-K (the “Determination Date”), each holder of Series B Convertible Preferred Stock shall have the right for sixty (60) calendar days beginning immediately after notice of such determination is sent to the holders or disclosed on the Corporation’s investor relations website (the “Determination Notice Date”) to elect to convert all or any portion of the shares of Series B Convertible Preferred Stock held by each holder into, with respect to each share of Series B Convertible Preferred Stock so converted, (i) the number of shares of Common Stock equal to the then-applicable Conversion Rate as of the Conversion Date and (ii) the right to receive a cash payment in lieu of fractional shares, if any. A holder may exercise its right of conversion pursuant to this Section 7.1(i)(a) in respect of all or any portion of such holder’s Series B Convertible Preferred Stock; provided that, in each case, no right of conversion may be exercised by a holder on any particular Conversion Date in respect of less than 1,000 shares of Series B Convertible Preferred Stock (unless such conversion relates to all shares of Series B Convertible Preferred Stock held by such holder); and

(b) following the completion of the Corporation’s fiscal year ending December 31, 2023, and each fiscal quarter thereafter, each holder shall have the right for the sixty (60) calendar days beginning immediately after the date of the end of such quarter, to convert all or any portion of the shares of Series B Convertible Preferred Stock held by such holder into, with respect to each share of Series B Convertible Preferred Stock so converted (i) the number of shares of Common Stock equal to the then-applicable Conversion Rate as of the Conversion Date and (ii) the right to receive a cash payment in lieu of fractional shares, if any; provided that, the aggregate of any shares of Series B Convertible Preferred Stock converted pursuant to this Section 7.1(i)(b) by such holder in any single quarterly conversion quarter of the Corporation shall not exceed 25,000 multiplied by a fraction, the numerator of which shall be the number of shares of Series B Convertible Preferred Stock held by such holder as of the date of the filing of the end of the applicable quarter, and the denominator of which shall be the total number of shares of Series B Convertible Preferred Stock outstanding of such date; provided, further, that no right of conversion may be exercised by a holder on any particular Conversion Date in respect of less than 1,000 shares of Series B Convertible Preferred Stock (unless such conversion relates to all shares of Series B Convertible Preferred Stock held by such holder).

(ii) Holder’s Conversion Limitations. The Corporation shall not effect any conversion of any shares of Series B Convertible Preferred Stock, and a holder shall not have the right to convert any shares of Series B Convertible Preferred Stock, pursuant to Section 7 or otherwise, to the extent that after giving effect to such issuance after conversion as set forth on the applicable Notice of Conversion, the holder (together with its Affiliates, and any other Persons acting as a group together with the holder or any of the holder’s Affiliates), would, when aggregated with all other shares of Common Stock beneficially owned by such holder at such time, beneficially own shares of Common Stock, in excess of the Beneficial Ownership Limitation; provided, however, that such conversion restriction shall not apply to any conversion in connection with, and subject to completion of, (x) a public sale of the shares of Common Stock to be issued upon such conversion, if following consummation of such sale such holder will not exceed the Beneficial Ownership Limitation or (y) a bona fide third party tender offer for the shares of Common Stock issuable upon conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the holder and its Affiliates shall include the number of shares of Common Stock issuable upon the conversion of the shares of Series B Convertible Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the unconverted, remaining Series B Convertible Preferred Stock beneficially owned by the holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the holder or any of its

Affiliates, including for the avoidance of doubt, the Warrants held by such holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 7.1(ii), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder, it being acknowledged by the holder that the Corporation is not representing to the holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 7.1(ii) applies, the determination of whether certain shares of Series B Convertible Preferred Stock is then convertible (in relation to other securities owned by the holder together with any Affiliates) and the number of shares that may be elected for conversion in accordance with this Section 7.1(ii) shall be in the sole discretion of the holder, and the submission of a Notice of Conversion shall be deemed to be the holder’s determination of whether such shares of Series B Convertible Preferred Stock elected for conversion are convertible (in relation to other securities owned by the holder together with any Affiliates) and the number of shares that may be elected for conversion, in each case subject to the Beneficial Ownership Limitation, and the Corporation shall have no obligation to verify or confirm the accuracy of such determination and shall have no liability for conversion of shares of Series B Convertible Preferred Stock that are not in compliance with the Beneficial Ownership Limitation. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder and the Corporation shall have no obligation to verify or confirm the accuracy of such determination and shall have no liability for conversion of shares of Series B Convertible Preferred Stock that are not in compliance with the Beneficial Ownership Limitation. For purposes of this Section 7.1(ii), in determining the number of outstanding shares of Common Stock, the holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Corporation’s most recent periodic or annual report filed with the Securities and Exchange Commission, as the case may be, (B) a more recent public announcement by the Corporation or (C) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written request of the holder, the Corporation shall within two (2) trading days confirm to the holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including shares of Series B Convertible Preferred Stock, by the holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The provisions of this Section 7.1(ii) shall be construed and implemented in a manner otherwise than in strict conformity with the terms thereof to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation or the application of the rules of The Nasdaq Stock Market.

7.2 Procedures for Conversion. In order to convert shares of Series B Convertible Preferred Stock pursuant to this Section 7, a holder must (a) deliver to the Corporation (or such other office or agency of the Corporation as it may designate by notice in writing to the registered holder at the address of the holder appearing on the books of the Corporation) (i) a duly completed and executed copy of a notice of conversion substantially in the form attached hereto as Exhibit A (a “Notice of Conversion”); (ii) the certificate or certificates (if any) of the Series B Convertible

Preferred Stock to be converted; and (iii) if required, appropriate endorsements and transfer documents; and (b) if required, pay any stock transfer, documentary, stamp or similar taxes payable by the holder under Section 7.6. The date on which such deliveries shall have taken place shall be referred to herein as the “Conversion Date”.

7.3 Adjustment for Reclassifications and Reorganizations. If the Common Stock issuable upon conversion of the shares of Series B Convertible Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a merger or other reorganization provided for in Section 7.4) then, in each such event, each Share shall thereafter be convertible into the kind and amount of shares of stock and other securities or property which the holder of that number of shares of Common Stock (or other securities) into which such shares of Series B Convertible Preferred Stock shall be convertible immediately prior to such event would be entitled to receive upon the occurrence of such event (using the Conversion Rate set forth in Section 7.1(i)(b)). In every such case, appropriate adjustments shall be made in the application of the provisions of this Section 7.3 with respect to the rights of the holders after such event to the end that the provisions of this Section 7.3 (including adjustment of the Conversion Price then in effect and the kind and amount of shares or other property into which the shares of Series B Convertible Preferred Stock may be converted), shall be applicable after that event, as nearly equivalent as may be practicable. In case any securities, other than Common Stock, shall at the time be receivable by any holder upon conversion of the shares of Series B Convertible Preferred Stock, and in case any additional shares of such securities or any securities convertible into or exchangeable for such securities shall be issued or sold for consideration so as to dilute the conversion rights of the shares of Series B Convertible Preferred Stock, then, in each such case, the Conversion Rate or number of shares of such securities receivable by the shares of Series B Convertible Preferred Stock upon conversion shall be adjusted substantially in the manner provided in this Section 7.3 so as to protect the holders against the effect of such dilution.

7.4 Adjustment for Merger or Consolidation. If the Corporation shall at any time merge or consolidate with or into another corporation (other than where the Corporation is the surviving corporation and there is no reclassification or change in the Common Stock into which the shares of Series B Convertible Preferred Stock may be converted) that, in each case, does not meet the definition of Change in Control (as defined in the Securities Purchase Agreement), provisions shall be made to assure that the holders shall thereafter be entitled to receive, upon conversion of the shares of Series B Convertible Preferred Stock, the kind and amount of shares of stock and other securities or property of the Corporation or the successor corporation resulting from such merger or consolidation, or such successor corporation’s or the Corporation’s parent, that the holders of that number of shares of Common Stock (or other securities) into which the shares of Series B Convertible Preferred Stock shall be convertible immediately prior to such merger or consolidation (at the Conversion Rate set forth in Section 7.1(i)(b)) would be entitled to receive in such merger or consolidation. In every such case, appropriate adjustment shall be made in the application of the provision of this Section 7.4 with respect to the rights of the holders after the merger or consolidation to the end that the provisions of this Section 7.4 (including adjustment of the Conversion Rate then in effect and the kind and amount of shares or other property into which the shares of Series B Convertible Preferred Stock may be converted) and the other terms set forth herein shall be applicable after that event, as nearly equivalent as may be practicable. In case any securities, other than Common Stock, shall at the time be receivable by any holder upon the conversion of shares of Series B Convertible Preferred Stock, and in case any additional shares of such securities or any securities convertible into or convertible for such securities shall be issued or sold for a consideration such as to dilute the conversion rights of the shares of Series B Convertible Preferred Stock, then, in each such case, the Conversion Rate or number of shares of such securities receivable by the shares of Series B Convertible Preferred Stock upon conversion shall be adjusted substantially in the manner provided in this Section 7.4 so as to protect the holders against the effect of such dilution.

7.5 Redemption.

(i) The Corporation has the option in its sole discretion, from time to time other than in connection with a Liquidation pursuant to Section 4.1, to redeem all or a portion (but in no less than $1,000,000 increments based on the Liquidation Preference as of the date of the Redemption Notice (or such lesser amount to the extent the Redemption Notice relates to all of the outstanding shares of the Series B Convertible Preferred Stock)) of the then outstanding shares of Series B Convertible Preferred Stock, for an amount per share of Series B Convertible Preferred Stock equal to (x) the applicable redemption price set forth below, expressed as a percentage of the Liquidation Preference of such share (the “Redemption Price”), plus (y) any Series B Dividend that is accrued but unpaid with respect to such share at the Redemption Date, minus (z) the 35% of the aggregate amount of any Dividend Withholding Taxes (as defined in the Securities Purchase Agreement) that the Company has paid prior to the Redemption Date with respect to such share, including for the avoidance of doubt, in connection with any dividends paid pursuant to Section 3.4, or will pay or otherwise be required to deduct and withhold in connection with any redemption of such share of Series B Convertible Preferred Stock, (it being understood that the Corporation shall be responsible for paying 65% of any Dividend Withholding Tax on such share and any Dividend Withholding Taxes or other withholding taxes imposed by Sections 1441 or 1442 of the Internal Revenue Code of 1986, as amended, on the amounts borne by the Corporation on behalf of the holder pursuant to Section 5.09(a) of the Securities Purchase Agreement) if redeemed during the periods indicated below:

Year	Percentage of Liquidation Preference
On or prior to the Specified Date	105.00%
After Specified Date and on or prior to December 31, 2021	110.00%
After December 31, 2021 and on or prior to December 31, 2022	120.00%
After December 31, 2022	130.00%

The “Specified Date” means March 31, 2021, but shall be deemed to be May 15, 2021 if the Corporation has, on or prior to March 31, 2021, entered into a legally binding, definitive agreement with respect to a transaction that constitutes a Change of Control (as defined in the Securities Purchase Agreement) and as of the applicable date of redemption such agreement has not been terminated. The Redemption Price and any accrued and unpaid Series B Dividend payable therewith shall be paid in cash unless the Corporation’s outstanding shares of Common Stock have a market capitalization in excess of $750 million on the date of the Redemption Notice (as defined below) without giving effect to such redemption, in which case the Redemption Price may be paid either in cash or, at the Corporation’s option, a combination of cash and shares of Common Stock (“Combination Settlement”); provided that the number of shares of Common Stock to be delivered in case of a Combination Settlement shall equal the portion of the Redemption Price and any accrued and unpaid Series B Dividend payable therewith (which may be up to all of the Redemption Price and any accrued and unpaid Series B Dividend payable therewith, but in any event may not, (i) exceed the Maximum Percentage (as defined below) and (ii) unless and until the Stockholder Approval has been obtained, exceed the maximum number of shares of Common Stock that can then be issued without exceeding the Share Cap or cause any holder of Series B Convertible Preferred Stock to exceed clause (b) of the Beneficial Ownership Limitation (in which case the excess of the Redemption Price over the Beneficial Ownership Limitation plus any accrued and unpaid Series B Dividend must be paid in cash)) elected by the Corporation to be delivered in shares of Common Stock dividend by 95% of the volume-weighted average closing sale price per share of Common Stock on the principal national securities exchange on which the Common Stock is listed, for the thirty (30) consecutive trading days ending on, and including, the second trading day prior to the applicable Redemption Date. The Corporation may exercise its redemption option under this Section 7.5 by delivery of written notice to the holders of shares of the Series B Convertible Preferred Stock (the “Redemption Notice”). Such redemption shall be completed on a date specified in the Redemption Notice, which shall be not less than five (5) Business Days (or, in the case of a Combination Settlement, not less than fifteen (15) Business Days) and not more than thirty (30) Business Days following the date of the Redemption Notice (the “Redemption Date”) and may be, at the Corporation’s discretion, be subject to one or more conditions precedent. If the Corporation redeems only a portion of the then outstanding shares of Series B Convertible Preferred Stock, the shares of Series B Convertible Preferred Stock subject to such redemption shall be allocated pro rata among the holders of the outstanding shares of Series B Convertible Preferred Stock.

7.6 Limitations on Conversion or Redemption.

(i) Notwithstanding anything in this Certificate of Designation to the contrary, the holders shall not have the right to acquire shares of Common Stock pursuant to a redemption or conversion of the Series B Convertible Preferred Stock, and the Corporation shall not issue shares of Common Stock pursuant to a redemption or conversion of the Series B Convertible Preferred Stock, in each case until following the first meeting of stockholders of the Corporation at which a vote is held on a proposal with respect to the Stockholder Approval. Notwithstanding anything in this Certificate of Designations to the contrary, unless and until the Stockholder Approval is obtained, the holders shall not have the right to acquire shares of Common Stock pursuant to a redemption or conversion of the Series B Convertible Preferred Stock, and the Corporation shall not issue shares of Common Stock pursuant to a redemption or conversion of the Series B Convertible Preferred Stock, which shares of Common Stock would exceed the Share Cap or that would cause a holder to exceed clause (b) of the definition of Beneficial Ownership Limitation.

(ii) Notwithstanding anything to the contrary contained herein (including Section 7.6(i)), no holder shall be permitted to convert its shares of Series B Convertible Preferred Stock into Common Stock (and the Corporation shall not effect any such conversion) nor may the Corporation redeem such shares of Series B Convertible Preferred Stock for Common Stock to the extent that after giving effect to such conversion or redemption, the holder (together with any other Person whose beneficial ownership of Common Stock would be aggregated with the holder for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable regulations of the Commission thereunder, including any “group” of which any holder is or may be deemed a member (collectively, the “Attribution Parties”)) would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion or redemption. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such holder and its Attribution Parties shall include the number of shares of Common Stock issuable upon the conversion or redemption of the shares of Series B Convertible Preferred Stock with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion or redemption of the unconverted or unredeemed, remaining Series B Convertible Preferred Stock beneficially owned by the holder and its Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 7.6(ii) beneficially owned by the holder and its Attribution Parties, including for the avoidance of doubt, the Warrants held by such holder and its Attribution Parties. In the event that the issuance of shares of Common Stock to the holder upon conversion or redemption of any or all of the holders shares of Series B Convertible Preferred Stock results in the holder and its Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which the holder’s and its Attribution Parties’ aggregate beneficial ownership exceeds the applicable Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the holder shall not have the power to vote or to transfer such Excess Shares. Upon delivery of a written notice to the Corporation by any holder, the Maximum Percentage may be increased or decreased with respect to such holder to any other percentage as specified in such notice; provided, that the Maximum Percentage shall be at all times subject to the applicable Beneficial Ownership Limitations; and provided, further, that (i) any such increase or decrease in the Maximum Percentage will not be effective until the 75th day after such notice is delivered to the Corporation and (ii) any such increase or decrease will apply only to the holder and its Attribution Parties requesting such increase or decrease and not to any other holder of Series B Convertible Preferred Stock. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of the Series B Convertible Preferred Stock in excess of the Maximum Percentage shall not be deemed to be beneficially owned by any Attribution Party for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. No prior inability to convert or redeem the Series B Convertible Preferred Stock pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of conversion or redemption.

(iii) For purposes of Section 7.6(ii), in determining the number of outstanding shares of Common Stock, the applicable holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Corporation’s most recent periodic or annual report filed with the Securities and Exchange Commission, as the case may be, (B) a more recent public announcement by the Corporation or (C) a more recent written notice by the Corporation or the

Transfer Agent (as defined below) setting forth the number of shares of Common Stock outstanding (such number of outstanding shares of Common Stock, the “Reported Outstanding Share Number”). Upon the written request of any holder, the Corporation, or the Transfer Agent on behalf of the Corporation, shall, within two (2) trading days, confirm to the holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including shares of Series B Convertible Preferred Stock and Warrants, by the holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. If the Corporation receives a Notice of Conversion from a holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Corporation shall notify the holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Notice of Conversion would otherwise cause the holder’s beneficial ownership, as determined pursuant to Section 7.6(ii), to exceed the Maximum Percentage, the holder must notify the Corporation of a reduced number of shares of Series B Convertible Preferred Stock to be converted pursuant to such Notice of Conversion (the number of shares by which such purchase is reduced, the “Reduction Shares”); provided, that the Maximum Percentage shall at all times be subject to the applicable Beneficial Ownership Limitations.

For purposes of this Section 7.6, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the holder that the Corporation is not representing to the holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the holder is solely responsible for any schedules required to be filed in accordance therewith. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder and the Corporation shall have no obligation to verify or confirm the accuracy of such determination and shall have no liability for conversions or redemptions of the Series B Convertible Preferred Stock that are not in compliance with the Beneficial Ownership Limitation and the Maximum Percentage, it being understood that this in no way limits the Corporation’s requirement to enforce any such limitations. The Corporation shall have the sole right to enforce the provisions of Section 7.6(ii) and (iii).

The provisions of this Section 7.6 shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 7.6 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation or Maximum Percentage herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation or the application of the rules of The Nasdaq Stock Market.

7.7 Effect of Conversion or Redemption. All shares of Series B Convertible Preferred Stock converted or redeemed as provided in this Section 7 shall no longer be deemed outstanding as of the effective time of the applicable conversion or redemption, as the case may be, and all rights with respect to such shares shall immediately cease and terminate as of such time, other than the right of the holder to receive shares of Common Stock and/or cash in exchange therefor. Upon each conversion or redemption, as the case may be, the Corporation shall promptly, but in no event later than two (2) trading days after the applicable Redemption Date or Conversion Date, instruct the transfer agent for the Common Stock (the “Transfer Agent”) to record the issuance of the shares of Common Stock issuable upon such conversion or redemption to the holder in book-entry form pursuant to the Transfer Agent’s regular procedures, and, with respect to any portion of the Redemption Price that is paid in cash, then make such cash payment in no event later than two (2) trading days after the date of the Redemption Notice. Such underlying shares of Common Stock shall be deemed to have been issued, and the holder shall be deemed to have become a holder of record of such shares for all purposes, as of the Conversion Date or the Redemption Date, as the case may be.

7.8 Reservation of Stock. The Corporation shall at all times, when any shares of Series B Convertible Preferred Stock are outstanding, reserve and keep available out of its authorized but unissued Capital Stock, solely for the purpose of issuance upon the conversion, or redemption, as the case may be, of the shares of Series B Convertible Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding shares of Series B Convertible Preferred Stock into the maximum number of shares of Common Stock pursuant to this Section 7. The Corporation shall take all such reasonable actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The shares of Common Stock which may be issued upon the conversion or redemption of the Series B Convertible Preferred Stock will be duly authorized, validly issued, fully paid and non-assessable and will be free of any preemptive rights or any liens.

7.9 No Charge or Payment. The issuance of shares of Common Stock upon conversion or redemption, as the case may be, of shares of Series B Convertible Preferred Stock pursuant to Section 7.1 or Section 7.5 shall be made without payment of additional consideration by, or other charge, cost or tax to, the holder in respect thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

Section 8. Transfer; Registration

8.1 Restrictive Legend. The shares of Series B Convertible Preferred Stock (unless and until registered under the Securities Act of 1933, as amended (the “Securities Act”) or transferred pursuant to Rule 144 promulgated under the Securities Act, or any successor rule or regulation hereafter adopted by the Securities and Exchange Commission, as such rule may be amended from time to time (“Rule 144”)), will be stamped or imprinted with a legend in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT UNDER ANY CIRCUMSTANCES BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY OTHER APPLICABLE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE SECURITIES LAWS.

8.2 Transferability. Subject to the provisions of Section 8.1, any holder of Series B Convertible Preferred Stock may sell, assign, transfer, pledge or dispose of all or any portion of such holder’s shares of Series B Convertible Preferred Stock at any time or from time to time; provided, that prior to the Specified Date, following any such transfer, unless the Corporation consents (such consent not to be unreasonably withheld or delayed), Corre Partners Management, L.L.C. (with its affiliates) and Legion Partners Asset Management (with its affiliates) each continue to hold a majority of the outstanding shares of Class B Convertible Preferred Stock issued to such respective Persons under the Securities Purchase Agreement (and not previously redeemed), and such Persons collectively continue to hold of a majority of the shares of Class B Convertible Preferred Stock then outstanding.

8.3 Register. The Corporation shall keep at its principal office a register for the registration of Series B Convertible Preferred Stock. Upon the surrender of any certificate representing Series B Convertible Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Series B Convertible Preferred Stock represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of Series B Convertible Preferred Stock as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series B Convertible Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Series B Convertible Preferred Stock represented by the surrendered certificate.

Section 9. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series B Convertible Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series B Convertible Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

Section 10. Definitions.

As used in this Certificate of Designation:

“Additional Appraiser” has the meaning set forth in Section 4.3.

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by, or under common control with such Person; for purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Appraiser” means any Initial Appraiser or Additional Appraiser.

“Beneficial Ownership Limitation” means any of, as applicable, (a) 25% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of the shares of Series B Convertible Preferred Stock elected for conversion, or (b) prior to receipt of the Stockholder Approval, either of (i) 19.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of the shares of Series B Convertible Preferred Stock elected for conversion or (ii) shares of Capital Stock representing 19.99% of the aggregate voting power of all the Corporation’s Voting Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of the shares of Series B Convertible Preferred Stock elected for conversion.

“Board of Directors” means the board of directors (including any authorized committee thereof) of the Corporation.

“Business Day” means any day excluding Saturday, Sunday or any day which is a legal holiday under the laws of the State of New York or on which banking institutions are authorized or required by law or other governmental action to close.

“Capital Stock” means, with respect to any Person, (i) any capital stock of such Person, (ii) any security convertible, with or without consideration, into any capital stock of such Person, (iii) any other shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) the capital stock of such Person and (iv) any other equity interest in, or right to vote generally in elections of directors or the comparable governing body of, such Person.

“Common Stock” means, collectively, the Corporation’s Common Stock and any Capital Stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

“Consolidated Net Leverage Ratio” means, as of any date, the “Consolidated Net Leverage Ratio,” as defined in the Credit Agreement, for the most recently completed four fiscal quarters of the Corporation as of such date.

“Conversion Price” means the greater of (i) $1.00 and (ii) the volume-weighted average closing sale price per share of Common Stock on the principal national securities exchange on which the Common Stock is listed, for the thirty (30) trading days ending on, and including, the second trading day prior to the applicable Conversion Date multiplied, in the case of a conversion pursuant to Section 7.1(i)(a), by 0.90; provided that under no circumstances may the aggregate amount of Common Stock issued upon conversion of all Series B Convertible Preferred Stock exceed 40,000,000 shares unless the Corporation’s Restated Certificate of Incorporation is amended to increase the authorized number of shares of Common Stock.

“Conversion Rate” means, for each share of Series B Convertible Preferred Stock, the quotient of (i) (x) the Liquidation Preference of such share plus any Series B Dividend that is accrued with respect to such share but unpaid at the Conversion Date (y) minus, in the case of a conversion pursuant to Section 7, the 35% of the aggregate amount of any Dividend Withholding Taxes (as defined in the Securities Purchase Agreement) that the Company has paid prior to the Conversion Date, or will pay or otherwise be required to deduct and withhold in connection with any conversion of the Series B Convertible Preferred Stock (it being understood that the Corporation shall be responsible for paying 65% of any Dividend Withholding Taxes on such share pursuant to Section 5.09(a) of the Securities Purchase Agreement) divided by (ii) the then-applicable Conversion Price.

“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of September 30, 2016, as amended, modified and supplemented through December 5, 2019, by and among the Corporation, the lenders from time to time party thereto and SunTrust Bank, as administrative agent.

“DGCL” has the meaning set forth in the preamble.

“Dividend Payment Date” has the meaning set forth in Section 3.1.

“Dividend Period” has the meaning set forth in Section 3.1.

“holder” of Series B Convertible Preferred Stock means a Person in whose name the shares of the Series B Convertible Preferred Stock are registered, which Person shall be treated by the Corporation, and any transfer agent, registrar, paying agent and conversion agent of the Corporation, as the absolute owner of the shares of Series B Convertible Preferred Stock for the purpose of making payment and settling conversions and for all other purposes; provided that, to the fullest extent permitted by law, no Person that has received shares of Series B Convertible Preferred Stock in violation of the Securities Purchase Agreement or this Certificate of Designation shall be a holder, and any such transfer agent, registrar, paying agent and conversion agent, as applicable, shall not, unless directed otherwise by the Corporation, recognize any such Person as a holder and the Person in whose name the shares of the Series B Convertible Preferred Stock were registered immediately prior to such transfer shall remain the holder of such shares.

“Indebtedness” has the meaning given to such term in the Credit Agreement.

“Initial Appraisers” has the meaning set forth in Section 4.3.

“Issuance Date” means December 11, 2019.

“Junior Securities” means any Capital Stock of the Corporation, except for the Series B Convertible Preferred Stock or any other class or series of the Corporation’s Capital Stock which is senior to or pari passu with the Series B Convertible Preferred Stock with respect to preference and priority on dividends or liquidation as permitted by the terms of the Series B Convertible Preferred Stock hereunder.

“Liquidation Preference” means $1,000 per share of Series B Convertible Preferred Stock.

“Parity Securities” means any Capital Stock of the Corporation, the terms of which provide that such class or series ranks on a parity with the Series B Convertible Preferred Stock with respect to preference and priority on dividends or liquidation of the Corporation as permitted by the terms of the Series B Convertible Preferred Stock hereunder.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity (or any department, agency or political subdivision thereof).

“Securities Purchase Agreement” shall mean that certain Securities Purchase Agreement, dated as of December 5, 2019, among the Corporation and other parties thereto.

“Senior Securities” means any Capital Stock of the Corporation, the terms of which expressly provide that such class or series ranks senior to the Series B Convertible Preferred Stock with respect to preference and priority on dividends or liquidation of the Corporation as permitted by the terms of the Series B Convertible Preferred Stock hereunder.

“Series B Dividend” has the meaning set forth in Section 3.1.

“Series B Dividend Rate” has the meaning set forth in Section 3.1.

“Share Cap” means a number of shares of Common Stock equal to (a) the product of (i) 0.1999 and (ii) 42,314,888 (subject to proportional adjustment for any stock split, stock dividend or stock combination of the Common Stock occurring after the date of the Securities Purchase Agreement), minus (b) the number of shares of Common Stock issued and issuable under the Warrants and the number of shares of Common Stock previously issued upon conversion or redemption of shares of Series B Convertible Preferred Stock (in each case under this clause (b), subject to proportional adjustment for any stock split, stock dividend or stock combination of the Common Stock occurring after the date of the Securities Purchase Agreement).

“Stockholder Approval” means the approvals by the holders of Common Stock that are required under the listing standards of The Nasdaq Stock Market (and any successor thereto and any other trading market on which the Common Stock is listed), including Nasdaq Stock Market Rule 5635(b) and Rule 5635(d) to approve the issuance of, and the issuance of Common Stock upon conversion or redemption, as the case may be, of shares of the Series B Convertible Preferred Stock of the Corporation and the exercise of the Warrants issued pursuant to that certain Securities Purchase Agreement.

“Subsidiary” means, as to any Person, any corporation or other entity of which: (a) at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries; (b) such Person or a Subsidiary of such Person is a general partner or, in the case of a limited liability company, the managing member or sole manager thereof; or (c) any corporation or other entity as to which such Person consolidates for accounting purposes; provided, however, for the avoidance of doubt that the Wuxi JV (as defined in the Securities Purchase Agreement) shall not be considered a Subsidiary of the Corporation for purposes of this Agreement.

“Voting Stock” means the Common Stock and any other class or series of Capital Stock of the Corporation ordinarily having the power to vote generally for the election of directors of the board of directors of the Corporation or its successor.

“Warrants” means the Common Stock Purchase Warrants of the Corporation issued pursuant to the Securities Purchase Agreement.

Section 11. Amendment and Waiver. Except as set forth herein, no amendment, modification, alteration, repeal or waiver of any provision of this Certificate of Designation shall be binding or effective without the prior written consent of the holders of a majority of the Series B Convertible Preferred Stock outstanding at the time such action is taken; provided that no amendment, modification, alteration, repeal or waiver of the terms or relative priorities of the Series B Convertible Preferred Stock may be accomplished by the merger, consolidation or other transaction of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of a majority of the Series B Convertible Preferred Stock then outstanding.

Section 12. Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, or by private courier service addressed: (i) if to the Corporation, to its office at NN, Inc., 6210 Ardrey Kell Road, Charlotte, North Carolina 28277 (Attention: General Counsel) (ii) if to any holder, to such holder at the address of such holder as listed in the stock record books of the Corporation or (iii) to such other address as the Corporation or any such holder, as the case may be, shall have designated by notice similarly given.

Section 13. Other Rights. The shares of Series B Convertible Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Corporation’s certificate of incorporation or as provided by applicable law and regulation.

Section 14. Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

Section 15. Headings. The headings of the various sections and subsections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 16. Cancellation of Series B Convertible Preferred Stock. Any share of Series B Convertible Preferred Stock acquired (whether by repurchase, redemption, conversion or otherwise) by the Corporation or any of its Subsidiaries shall immediately upon acquisition of such shares of Series B Convertible Preferred Stock be cancelled and may not be held in treasury or otherwise by the Corporation or any of its Subsidiaries.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed and acknowledged by the undersigned this 11th day of December 2019.

NN, INC.

By:	/s/ Matthew S. Heiter
Name: Matthew S. Heiter
Title: Senior Vice President, General Counsel and Secretary

Exhibit A

Notice of Conversion

The undersigned holder of Series B Convertible Preferred Stock hereby irrevocably elects to convert the number of shares of Series B Convertible Preferred Stock indicated below pursuant to Section 7 of the Certificate of Designation into shares of Common Stock. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designation of Series B Convertible Preferred Stock of NN, Inc. dated as of December 11, 2019 (the “Certificate of Designation”).

Conversion Calculations:

Number of shares of Series B Convertible Preferred Stock owned prior to conversion: [_____]

Number of shares of Series B Convertible Preferred Stock to be converted: [_____]

[HOLDER]

By:
Name:
Title:

Date:

1